EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan, as amended, and the 2006 Non-Employee Directors’ Stock Incentive Plan of Photon Dynamics, Inc. of our reports dated December 8, 2006, with respect to the consolidated financial statements and schedule of Photon Dynamics Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2006, Photon Dynamics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Photon Dynamics, Inc., filed with Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Palo Alto, California
March 27, 2007